Exhibit 99.1

PRESS RELEASE

WASTE SERVICES ANNOUNCES
Completion of Kelso Preferred Refinancing
BURLINGTON, Ontario, December 18, 2006 / PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSII) today announced that it has completed the issuance of approximately 9.9 million shares of common stock at a price of $9.50 per share to Westbury (Bermuda) Limited and affiliates of Kelso & Company and Prides Capital, LLC and has exchanged and redeemed all of the 17.75% Series A Preferred Stock, all of which was owned by affiliates of Kelso & Company.
The company also announced that Charlie McCarthy has today been appointed a director of the company for a term extending until 2009. Mr. McCarthy is a co-founder of Prides Capital, LLC, a Boston based investment management firm. Prides Capital, LLC and its affiliates currently own approximately 12.7% of the company’s outstanding shares.
David Sutherland-Yoest, Waste Services Chairman and Chief Executive Officer, stated “Proceeds from the Kelso preferred enabled us to acquire the JED landfill, the cornerstone of our growing asset base in Florida. I am extremely excited to end 2006 with that preferred stock no longer on our balance sheet and by the support of our investors who made it possible. With the continued growth in our business, we believe that our 2007 financial results will be very well received in the markets.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Ivan R. Cairns
Executive Vice President and General Counsel
Waste Services, Inc.
905-319-1237